Exhibit 10.6

AMENDMENT TO EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENT

This amendment (“Amendment”) dated as of the            of                       , amends that certain Employment and Deferred Compensation Agreement (the “Agreement”) between Regis Corporation, a Minnesota corporation (hereinafter referred to as the “Corporation”) and [Name of Employee] (hereinafter referred to as “Employee”), dated [               ], as amended or supplemented through the date hereof.

WHEREAS, the Alberto-Culver Company, a Delaware corporation (“Distributing”), Sally Holdings, Inc., a wholly-owned subsidiary of Distributing (“Spinco”), the Corporation and a wholly owned subsidiary of the Corporation, propose to enter into certain agreements pursuant to which (i) Distributing will distribute all of the shares of Spinco common stock to the stockholders of Distributing and (ii) the Corporation (or an affiliate of the Corporation) and Spinco will merge and the Corporation will issues shares of its common stock to the former stockholders of Spinco (collectively, the “Transactions”); and

WHEREAS, in connection with the Transactions, Employee and the Corporation wish to enter into this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     All capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Agreement.

2.     In order to resolve all issues that could arise with respect to the Agreement by reason of the Transactions, the Employee, on behalf of the Employee and any person claiming through the Employee, and the Corporation hereby agree that the Transactions, however effected, shall not be deemed, singly, in the aggregate, or in combination with any other event, to constitute a Change in Control for purposes of the Agreement.  Accordingly, the payments and benefits to which the Employee would be entitled under the Agreement as a result of a Change in Control shall not become due or payable to the Employee as a result of the Transactions.

3.     In consideration for entering into this Amendment, the parties agree that if (a) the Corporation terminates the Employee’s employment for any reason other than Cause or the Employee terminates the Employee’s employment for Good Reason, in either case on or before the [second anniversary of] the closing date of the Transactions, and (b) a Change in Control has not occurred during such [two-year] period, then the Employee shall be entitled to receive, in a lump sum six months after the date of such employment termination, a payment in an amount equal to  the sum of [the product of (a) [     ] and (b)] (i) $20,000, (ii) the Employee’s annual base salary at the highest rate in effect during the 12 months preceding termination, and (iii) the highest annual bonus received by the Employee during the 36 months preceding termination.  Payment of such amount as a result of an employment termination described in this paragraph 3 shall be in lieu of any enhanced payments or benefits to which the Employee might otherwise have been entitled under the Agreement in the event of a Change in Control.  Any amounts provided pursuant to this paragraph 3 shall be excluded for purposes of calculating the Employee’s Monthly Benefit under the Agreement.

4.     “Good Reason” shall mean, without the Employee’s consent, the occurrence of any of the following circumstances during the [two-year] period commencing on the Closing unless such circumstances are fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to the Corporation of the Employee’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) a material adverse change in the Employee’s title; (ii) a substantial diminution in the Employee’s duties, responsibilities or authority with regard to the Corporation (except during periods when the Employee is unable to perform all or substantially all of the Employee’s duties or responsibilities as a result of the Employee’s physical or mental incapacity); (iii) a reduction in the Employee’s base salary then in effect; or (iv) a change in location of the Employee’s principal office to a location more than 50 miles from its current location.  The Employee shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Corporation a notice of termination within fifty (50) calendar days following the occurrence of the event giving rise to the circumstances constituting Good Reason.

5.     The Agreement is hereby amended by adding the following paragraph 15 thereto:

15.           Compliance with Section 409A

Notwithstanding anything to the contrary contained herein, all amounts payable under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be subject to amendment by the Corporation without any further action required on the part of the Employee to the extent the Corporation deems necessary and desirable in its sole discretion to avoid any tax or penalty under such Section 409A.  If on the date of separation from service with the Corporation and all corporations or entities with which the Corporation would be considered a single employer under subsections (b) and (c) of Section 414 of the Code, the Employee is a “specified employee” (as defined in Section 416(i) of the Code) of a publicly traded company, determined as of December 31 of each calendar year and applied as of April 1 following such determination in accordance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of such Section 409A, the payment of the benefits payable under the Agreement that fall within the definition of “deferred compensation,” as such term is applied under such

Section 409A, shall commence as of the first day on which payment could be made without triggering any tax or penalty under such Section 409A.

6.     Except as set forth in this Amendment, all terms of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date above first written.

REGIS CORPORATION

By:
Name:
Title:

[Name of Employee]